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EXHIBIT 12. STATEMENT RE: COMPUTATION OF RATIOS

                      BancWest Corporation and Subsidiaries
         Computation of Consolidated Ratios of Earnings to Fixed Charges

                                              QUARTER ENDED             NINE MONTHS ENDED
                                              SEPTEMBER 30,               SEPTEMBER 30,
                                         ----------------------      ----------------------
                                           1999          1998          1999          1998
                                         --------      --------      --------      --------
Income before income taxes               $ 65,076      $ 40,108      $213,981      $110,933
                                         --------      --------      --------      --------

Fixed charges (1):
     Interest expense                     112,794        72,977       330,382       217,631
     Rental expense                         3,869         3,198        11,274         9,562
                                         --------      --------      --------      --------
                                          116,663        76,175       341,656       227,193
Less interest on deposits                  93,677        59,359       271,057       174,800
                                         --------      --------      --------      --------

     Net fixed charges                     22,986        16,816        70,599        52,393
                                         --------      --------      --------      --------

     Earnings, excluding
        interest on deposits             $ 88,062      $ 56,924      $284,580      $163,326
                                         ========      ========      ========      ========

     Earnings, including
        interest on deposits             $181,739      $116,283      $555,637      $338,126
                                         ========      ========      ========      ========

Ratio of earnings to
     fixed charges

     Excluding interest on deposits         3.83X         3.39x         4.03X         3.12x

     Including interest on deposits         1.56X         1.53x         1.63X         1.49x
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(1)  For purposes of computing the consolidated ratios of earnings to fixed charges, earnings represent income before income taxes plus fixed charges.
     Fixed charges, excluding interest on deposits, include interest (other than on deposits), whether expensed or capitalized, and that portion of rental expense (generally one third) deemed representative of the interest factor.
     Fixed charges, including interest on deposits, consists of the foregoing items plus interest on deposits.